SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*


                     Schweitzer-Mauduit International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    80854110
                                    --------
                                 (CUSIP Number)




         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages

------------------------------
CUSIP NO.  80854110
------------------------------
------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON

         First Manhattan Co.                         13-1957714
------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [   ]
                                                                    (b)  [ X ]
------------------------------------------------------------------------------
 3.      SEC USE ONLY

------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER
  NUMBER OF                                 11,000
    SHARES        ------------------------------------------------------------
BENEFICIALLY               6.       SHARED VOTING POWER
  OWNED BY                               1,689,779
    EACH          ------------------------------------------------------------
 REPORTING                 7.       SOLE DISPOSITIVE POWER
   PERSON                                   11,000
    WITH          ------------------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER
                                         1,812,979
------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,823,979*
------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                                          [  ]
------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    11.3%
------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         BD, IA, PN
------------------------------------------------------------------------------


----------
* Includes 12,500 shares owned by family members of General Partners of First Manhattan Co. which are being reported for informational purposes. First Manhattan Co. disclaims dispositive power as to 11,500 of such shares and beneficial ownership as to 1,000 of such shares.


                                Page 2 of 4 pages


Item 1(a)         Name of Issuer:                                                 Schweitzer-Mauduit
                                                                                  International, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:                100 North Point
                                                                                  Center East
                                                                                  Suite 60
                                                                                  Alpharetta, GA
                                                                                  30202- 8246

Item 2(a)         Name of Person Filing:                                          First Manhattan Co.

Item 2(b)         Address of Principal Business Office:                           437 Madison Avenue
                                                                                  New York, NY  10022

Item 2(c)         Citizenship:                                                    U.S.A.

Item 2(d)         Title of Class of Securities:                                   Common

Item 2(e)         CUSIP Number:                                                   80854110

Item 3            Check whether the person filing is a:

         (a)       x       Broker or Dealer registered under Section 15 of
                           the Act

         (b) - (d)                                                                Not applicable.

         (e)       x       Investment Adviser registered under Section 203
                           of the Investment Advisers Act of 1940

         (f) - (h)                                                                Not applicable.

Item 4(a)         Amount Beneficially Owned:                                      1,823,979*

Item 4(b)         Percent of Class:                                               11.3%

Item 4(c)         Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote                        11,000

         (ii)     shared power to vote or to direct the vote                      1,689,779

         (iii)    sole power to dispose or to direct the                          11,000
                  disposition of

         (iv)     shared power to dispose or to direct the disposition of         1,812,979

Item 5            Ownership of Five Percent or Less of Class                      Not applicable.

Item 6            Ownership of More than Five Percent on Behalf of                Not applicable.
                  Another Person

Item 7            Identification and Classification of the Subsidiary             Not applicable.
                  Which Acquired the Security Being Reported on by the
                  Parent Holding Company



----------
* Includes 12,500 shares owned by family members of General Partners of First Manhattan Co. which are being reported for informational purposes. First Manhattan Co. disclaims dispositive power as to 11,500 of such shares and beneficial ownership as to 1,000 of such shares.


                                Page 3 of 4 pages


Item 8            Identification and Classification of Members of the             Not applicable.
                  Group

Item 9            Notice of Dissolution of Group                                  Not applicable.

Item 10           Certification.


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



January 30, 1997
---------------------------------------
Date



/s/ Neal K. Stearns
---------------------------------------
Signature



Neal K. Stearns, General Partner
---------------------------------------
Name/Title


                                Page 4 of 4 pages